Filed pursuant to Rule 424(b)(3)

Registration No. 333-188273

PROSPECTUS SUPPLEMENT NO. 4
To Prospectus dated May 10, 2013

CareView Communications, Inc.

(i) 6,220,000 Shares of Common Stock;

(ii) up to 2,500,000 Shares of Common Stock

Issuable upon Exercise of Outstanding Warrants;

This prospectus supplement no. 4 supplements the prospectus dated May 10, 2013, relating to the offering and resale by the selling stockholders of up to 8,720,000 shares of our common stock, par value $0.001 per share, consisting of (i) 6,220,000 shares of our common stock that are issued and outstanding; and (ii) 2,500,000 shares of our common stock that are issuable upon exercise of warrants to purchase common stock at an exercise price of $0.60 per share, both of which we issued as part of a private placement transaction. We will not receive any proceeds from the sale of the shares by the selling stockholders. However, we may receive the sale price of any common stock we sell to selling stockholders upon exercise of the warrants.

This prospectus supplement incorporates into our prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on September 10, 2013.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our securities are not currently eligible for trading on any national securities exchange, including the NASDAQ Stock Market. Our common stock is quoted on the Over the Counter Bulletin Board, or OTCBB, and OTC Markets-OTCQB tier, or the OTCQB Market under the symbol “CRVW.” The last reported sale price of our common stock on the OTC Bulletin Board and OTCQB Market on October 22, 2013 was $0.50 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 23, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2013

CAREVIEW COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54090	95-4659068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 State Highway 121, Suite B-240, Lewisville, TX 75067

 (Address of principal executive offices and Zip Code)

(972) 943-6050

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

TABLE OF CONTENTS

Page

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	3

Item 9.01	Financial Statements and Exhibits	3

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ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Resignation of Officer

On September 6, 2013, CareView Communications, Inc. (the "Company") accepted the resignation of Anthony P. Piccin as Chief Financial Officer, Treasurer and Secretary of the Company and for the various offices he held in the Company's subsidiaries and LLCs. Pursuant to the resignation attached to this filing as Exhibit 10.118, Mr. Piccin left the Company to pursue other opportunities and his resignation was not the result of a disagreement with the Company or any matter relating to the Company's operations, financial statements, policies, or practices. The Company's management requested and Mr. Piccin agreed that he would be available to the Company in an advisory position through October 15, 2013.

The Company is actively pursuing a qualified candidate to serve as Chief Financial Officer, Treasurer and Secretary. Until those positions are filled, Steve Johnson, the Company's President and Chief Operating Officer, will also serve as the Company's Secretary and Treasurer.

In addition, L. Allan Wheeler, one of the Company's directors and chairman of the Audit Committee, will serve as the Company's Principal Financial Officer and Chief Accounting Officer as those positions relate to the Company's annual and quarterly filings with the Securities and Exchange Commission.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exh. No.	Date	Document

10.118	September 6, 2013	Resignation Letter of Anthony P. Piccin*

____________________________

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 10, 2013	CAREVIEW COMMUNICATIONS, INC.

	By:	/s/ Samuel A. Greco
Samuel A. Greco Chief Executive Officer

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